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                                                                    Exhibit 4.1

                               PALWEB CORPORATION


                   CERTIFICATE OF DESIGNATION, PREFERENCES AND
                RIGHTS OF PREFERRED STOCK PROVIDING FOR AN ISSUE
                          OF PREFERRED STOCK DESIGNATED
                          "CONVERTIBLE PREFERRED STOCK"


                  We, Paul A. Kruger, Chairman of the Board, and Julie Barksdale, Secretary, of PalWeb Corporation (hereinafter referred to as the "Corporation"), a corporation organized and existing under the General Corporation Act of the State of Delaware, in accordance with the provisions of
Section 151 thereof, do hereby certify:

                  That pursuant to authority conferred upon the Board of Directors by the Certificate of Incorporation of the Corporation (hereinafter referred to as the "Certificate of Incorporation"), the Board of Directors, by Unanimous Consent dated April 26, 2000, ratified and approved and further corrected the actions of the shareholders of Browning Enterprises, Inc. (now PalWeb Corporation) and the actions of the Directors of Cabec Energy Corp. (now PalWeb Corporation) dated April 28, 1993, adopted resolutions providing for the issuance of a series of Preferred Stock, to be designated "Preferred Stock", which resolution is as follows:

                  RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation by the Certificate of Incorporation and Bylaws, respectively, the Board of Directors does hereby provide for the issuance of a series of preferred stock, par value $.00001 per share, of the Corporation, to be designated "Convertible Preferred Stock" (herein called the "Preferred Stock"), consisting of 4,000,000 shares, which number may be decreased (but not below the number of shares then issued and outstanding) from time to time by the Board of Directors of the Corporation; and to the extent that the designations, powers, preferences and relative and other special rights, and the qualifications, limitations and restrictions thereof, of the Preferred Stock are not stated and expressed in the Certificate of Incorporation, does hereby fix and herein state and express such designations, powers, preferences and relative and other special rights, and the qualifications, limitations and restrictions of the Preferred Stock shall be as follows:

                  1. RANKING. The Preferred Stock ranks as to liquidation (a) senior to any series of preferred stock, the terms of which do not specifically provide that the series ranks senior to, or on a parity with, the Preferred Stock and the Common Stock of the Corporation; (b) on a parity with any series of preferred stock, the terms of which specifically provide that the series ranks on a parity with the Preferred Stock; and (c) junior to any series of preferred stock, the terms of which specifically provide that the series ranks senior to the Preferred Stock.

                  2. DIVIDENDS. The holders of the Preferred Stock shall not be entitled to receive any dividends.




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                  3. LIQUIDATION. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of the Preferred Stock shall be entitled to receive, out of assets of the Corporation available for distribution to shareholders, before any distribution of assets is made to holders of Common Stock, Series B Preferred Stock, or any series of preferred stock ranking junior to the Preferred Stock as to proceeds of liquidation, liquidating distributions in the amount of $0.10 per share. If upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the amounts payable with respect to the Preferred Stock and any other shares of preferred stock of the Corporation ranking, as to any such distribution, on a parity with the Preferred Stock are not paid in full, the holders of the Preferred Stock and of such other shares will share ratably in any such distribution of assets of the Corporation in proportion to the full respective liquidation preferential amounts to which they are entitled. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of Preferred Stock will not be entitled to any further participation in the distribution of the assets of the Corporation. A consolidation or merger of the Corporation with or into any other corporation or corporations, or a sale of all or substantially all of the assets of the Corporation in consideration for the issuance of securities of another corporation, will not be deemed to be liquidation, dissolution or winding up of the Corporation.

                  4. REDEMPTION. Preferred Stock may be redeemed, solely at the option of the Corporation, at a redemption price of $0.10 per share. Notice of any optional redemption, specifying the date fixed for redemption and the place where the amount to be paid is payable, shall be mailed or delivered at least 10 business days prior to the redemption date to the holders of record of Preferred Stock.

                  On and after the redemption date, notwithstanding that any certificate for shares of Preferred Stock to be redeemed shall not have been surrendered by the holder to the Corporation, the shares of Preferred Stock represented thereby shall be deemed to be no longer outstanding and all rights with respect to such shares of Preferred Stock being redeemed shall cease and terminate, except only the right of holders thereof to receive the amount payable on redemption, without interest.

                  If less than all of the outstanding shares of the Preferred Stock shall be redeemed, the particular shares to be redeemed shall be allocated among the respective holders of Preferred Stock pro rata, or by lot as the Board of Directors may determine. Any shares of the Preferred Stock redeemed shall be canceled and restored to the status of authorized but unissued shares of preferred stock.

                  5. CONVERTIBILITY. Shares of the Preferred Stock (hereinafter in this Paragraph 5 called the "Shares") shall be convertible, at the option of the holder thereof, at any time into Common Stock at the rate of 1.0 share of Common Stock, fully paid and non-assessable, for each Share surrendered for conversion.


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                  The surrender of any Shares for conversion shall be made by the holder thereof to the Corporation at the principal place of business of the Corporation and such holder shall give written notice to the Corporation at said office that he elects to convert such Shares in accordance with the provisions thereof and of this Paragraph 5. Such notice shall also state the name or names (with addresses) in which the certificate or certificates for Common Stock issuable on such conversion shall be issued. Every such notice of election to convert shall constitute a contract between the holder of such Shares and the Corporation, whereby such holder shall be deemed to subscribe for the number of shares of Common Stock which he will be entitled to receive upon such conversion and, in payment and satisfaction of such subscription, to surrender such Shares and to release the Corporation from all obligation thereon, and whereby the Corporation shall be deemed to agree that the surrender of such Shares and the extinguishment of its obligation thereon shall constitute full payment for the Common Stock so subscribed for and to be issued upon such conversion.

                  As soon as practicable after the receipt of such notice and Shares, the Corporation shall issue and shall deliver at said office to the person for whose account such Shares were so surrendered, or on his written order, a certificate or certificates for the number of full shares of Common Stock issuable upon the conversion of such Shares, together with a certificate or certificates representing the Shares, if any, which are not to be converted, but which constituted part of the Shares represented by the certificate or certificates surrendered by such person. Such conversion shall be deemed to have been effected on the date on which the Corporation shall have received such notice and such Shares, and the person or persons in whose name or names any certificate or certificates for Common Stock shall be issuable upon such conversion shall rank from the date of conversion equably in all respect with the other Shares. Shares of Preferred Stock converted shall be canceled and restored to the status of authorized but unissued preferred stock.

                  The Corporation shall at all times reserve and keep available out of its authorized Common Stock the full number of shares of Common Stock deliverable upon the conversion of all outstanding shares of Preferred Stock and shall take all such corporate action as may be required from time to time in order that it may validly and legally issue fully paid and non-assessable shares of Common Stock upon conversion of the Preferred Stock.

                  The number of shares of Common Stock into which each share of Preferred Stock is convertible shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock of the Corporation resulting from a subdivision or consolidation of shares or other capital adjustment, or the payment of a stock dividend or other increase or decrease in such shares, effected without receipt of consideration by the Corporation; provided, however, that any fractional shares resulting from any such adjustment shall be eliminated. Upon a merger, consolidation or other reorganization of Corporation, the number of shares of Common Stock into which each share of Preferred Stock is convertible shall be converted as if such conversion occurred immediately prior to such merger, consolidation or other reorganization.

                  6. SINKING FUND. No sinking fund shall be established for the retirement of the Preferred Stock.


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                  7. VOTING RIGHTS. Except as otherwise required by law, the holders of each share of Preferred Stock shall have the number of votes per share equal to the number of shares of Common Stock into which the Preferred Stock is then convertible at any meeting of the stockholders of the Corporation.

                  FURTHER RESOLVED, that the Board of Directors hereby ratifies and approves any prior issuances of Preferred Stock previously authorized by Browning shareholders and Cabec directors.

                  IN WITNESS WHEREOF, said PalWeb Corporation has caused this Certificate to be signed by Paul A. Kruger, Chairman of the Board, and Julie Barksdale, Secretary, this 18th day of May, 2000.

                                      PALWEB CORPORATION

ATTEST:

  /s/ JULIE SMITH BARKSDALE           By:     /s/ PAUL A. KRUGER
------------------------------           ---------------------------------------
Julie Barksdale, Secretary               Paul A. Kruger, Chief Executive Officer




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